Exhibit 99.1

Energy Focus, Inc. Reports Third Quarter 2020 Financial Results

Strong Growth in Sales to Military and Maritime Customers Offsets Pandemic-Related Softness in the Commercial Business; New Products Expected to Benefit 2021 Sales Growth

SOLON, Ohio, November 12, 2020 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable and human-centric lighting technologies, today announced financial results for its third quarter ended September 30, 2020.

Third Quarter 2020 and Subsequent Business Highlights:

•Net sales of $6.0 million, up 104.6% compared to the third quarter of 2019 and up 78.8% sequentially from the second quarter of 2020, reflecting increased penetration in the military market and a shift in the timing of the partial shipment of a certain military contract order from the second quarter to the third quarter of 2020;
•Loss from operations of $1.0 million, compared to a loss from operations of $0.8 million in the third quarter of 2019 and sequentially to a loss from operations of $0.9 million in the second quarter of 2020;
•Net loss of $1.2 million, or $(0.35) per basic and diluted share of common stock, compared to a net loss of $0.9 million, or $(0.38) per basic and diluted share of common stock, in the third quarter of 2019. Sequentially, the net loss improved by $3.2 million compared to a net loss of $4.3 million, or $(1.36) per basic and diluted share of common stock, inclusive of a $3.3 million non-cash adjustment in the fair value of outstanding warrants, in the second quarter of 2020;
•Cash of $2.6 million as of September 30, 2020, compared to $0.4 million as of December 31, 2019;
•Expanded available credit lines in August by completing two debt financing arrangements, which substantially increased the Company’s borrowing capacity and reduced its blended interest expense rate;
•Subsequent to the end of the third quarter of 2020, the Company launched a portfolio of germicidal UV-C disinfection (‘UVCD’) products with advanced, patent-pending technologies designed to inactivate over 99.9% of various pathogens such as influenza and coronavirus, including SARS-Cov-2.

“Our Military and Maritime business continues to demonstrate brisk, year-over-year growth with year-to-date net sales up more than 165% over the first nine months of last year,” stated James Tu, Chairman and CEO of Energy Focus, Inc. “Overall demand remained strong and steady, and we secured significant contracts for our new generation Intellitube products. On the other hand, during the quarter, the COVID-19 pandemic continued to significantly impact facility occupancy and retrofit budgets and activities, as well as timing and reliability of supply chain logistics, resulting in our sales coming in towards the lower end of our expected range.”

Mr. Tu continued, “Despite the myriad of short-term challenges brought on by the pandemic, we are more optimistic than ever in our long-term growth prospects, led by both our EnFocusTM lighting control platform products, which continued to be well received with initial shipments beginning in the third quarter, as well as our UVCD product lines that we recently introduced in October. With the pandemic still raging across most parts of the world, and elevated and routine disinfection practices expected to become the new normal for buildings and facilities, we believe that our complementary air and surface UVCD products represent some of the most advanced, powerful and affordable disinfection solutions in the market today. We have started to receive positive and enthusiastic feedback from customers, as well as existing and new channel partners, and remain on schedule to start delivering the products in the first quarter of 2021.”

“The UVCD product launches following our EnFocusTM launch in the second quarter this year, further bolster our position as a recognized leader in the emerging and rapidly growing human-centric lighting and healthy buildings markets,” continued Mr. Tu. “We continue to aggressively expand our agency and distribution network and we are in discussions
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

with multiple significant channel partners to market and distribute our LED lighting and UVCD products that together, address broader needs for buildings and facilities seeking to improve sustainability as well as occupant health and safety.”

Third Quarter 2020 Financial Results:

Net sales were $6.0 million for the third quarter of 2020, compared to $2.9 million in the third quarter of 2019, an increase of 104.6%. Net sales from commercial products were $1.5 million, or 24.4% of total net sales, for the third quarter of 2020, down from $1.7 million, or 59.5% of total net sales, in the third quarter of 2019, reflecting the impact of the COVID-19 pandemic and related customer interruptions and project delays. Net sales from military and maritime products were $4.5 million, or 75.6% of total net sales, for the third quarter of 2020, up from $1.2 million, or 40.5% of total net sales, in the third quarter of 2019. Sequentially, net sales were up 78.8% compared to $3.3 million in the second quarter of 2020, reflecting a shift in the timing of the shipment of a portion of a $3.4 million U.S. Navy order for the Company’s new generation of military Intellitubes. On an aggregate basis, removing the impact related to the timing of this U.S. Navy order, second and third quarter 2020 aggregate revenue was $9.3 million compared to $6.0 million for the second and third quarters of 2019, representing period-over-period growth of 55.1%.

Gross profit was $1.4 million, or 23.1% of net sales, for the third quarter of 2020. This compares with gross profit of $1.0 million, or 35.3% of net sales, in the third quarter of 2019. Sequentially, this compares with gross profit of $1.3 million, or 40.3% of net sales, in the second quarter of 2020. Gross margin for the third quarter of 2020 was positively impacted by favorable price and usage variances for material and labor and changes in inventory reserves. These increases were more than offset by the negative impact from unexpected supply chain challenges related primarily to the Company’s military and maritime products, which negatively impacted gross margin by approximately 4.1% in the third quarter, and resulted in higher outbound freight costs. Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 24.6% for the third quarter of 2020, compared to 23.6% in the third quarter of 2019 and 33.0% in the second quarter of 2020.

Operating loss was $1.0 million for the third quarter of 2020, compared to an operating loss of $0.8 million in the third quarter of 2019. Sequentially, this compares to an operating loss of $0.9 million in the second quarter of 2020. Net loss was $1.2 million, or $(0.35) per basic and diluted share of common stock, for the third quarter of 2020, compared with a net loss of $0.9 million, or $(0.38) per basic and diluted share of common stock, in the third quarter of 2019. Sequentially, this compares with a net loss of $4.3 million or $(1.36) per basic and diluted share of common stock, in the second quarter of 2020, which was inclusive of a $3.3 million non-cash, pre-tax loss resulting from the revaluation of the warrant liability at June 30, 2020.

Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $0.9 million for the third quarter of 2020, compared with a loss of $0.8 million in the third quarter of 2019 and a loss of $0.7 million in the second quarter of 2020. The increased EBITDA loss from second quarter of 2020 and third quarter of 2019 was due to a combination of gross margin fluctuation, supply chain challenges and higher operating expenses due to our investment for future growth.

Cash was $2.6 million as of September 30, 2020. This compares with $0.4 million as of December 31, 2019. As of September 30, 2020, the Company had total availability, as defined under “Non-GAAP Measures” below, of $4.9 million, which consisted of $2.6 million of cash and $2.3 million of additional borrowing availability under its credit facilities. This compares to total availability of $1.9 million as of December 31, 2019 and total availability of $3.9 million as of June 30, 2020.

Financings:

On August 11, 2020, the Company entered into two debt financing arrangements. The facilities consist of a two-year inventory financing facility for up to $3 million and a two-year receivables financing facility for up to $2.5 million. These facilities replaced our previous credit facility, substantially increasing the Company’s borrowing capacity and reducing its blended interest expense rate.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Fourth Quarter 2020 Outlook:

While activities for our military and maritime business remain stronger than levels a year ago, and we expect fourth quarter 2020 sales to grow from fourth quarter 2019, we continue to confront significant short-term uncertainties surrounding our commercial business and logistics challenges on select components due to the ongoing pandemic. Therefore, we are suspending our quarterly sales guidance for the time being and will resume outlook forecast as these external factors become more stable and predictable.

Earnings Conference Call:

The Company will host a conference call and webcast today, November 12, 2020, at 11:00a.m. ET to discuss the third quarter 2020 results, followed by a Q & A session.

You can access the live conference call by dialing the following phone numbers:

•Toll free 1-877-451-6152 or
•International 1-201-389-0879
•Conference ID# 13712403
The conference call will be simultaneously webcast. To listen to the webcast, log onto it at: http://public.viavid.com/index.php?id=142169. The webcast will be available at this link through November 27, 2020. Financial information presented on the call, including this earnings press release, will be available on the investors section of Energy Focus’ website, investors.energyfocus.com.

About Energy Focus:

Energy Focus is an industry-leading innovator of sustainable LED lighting and lighting control technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocusTM lighting control platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. Our patent-pending UV-C Disinfection technologies and products, announced in October 2020, aim to provide effective, reliable and affordable UVCD solutions for buildings, facilities and homes. Energy Focus’ customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes and berth lights, saving more than 5,000,000 gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts”, “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of the information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) disruptions and a slowing in the U.S. and global economy and business interruptions experienced by us, our customers and our suppliers as a result of the COVID-19 pandemic and related stay-at-home orders, quarantine policies, school attendance restrictions and restrictions on travel, trade and business operations; (ii) our ability to realize the expected novelty, disinfection effectiveness, affordability and estimated delivery timing of our UVCD products and their performance and cost compared to other products; (iii) market acceptance of our LED lighting, control and UVCD technologies and products; (iv) our need for additional financing in the near term to continue our operations; (v) our ability to refinance or extend maturing debt on acceptable terms or at all; (vi) our ability to continue as a going concern for a reasonable period of time; (vii) our ability to implement plans to increase sales and control expenses; (viii) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (ix) our ability to add new customers to reduce customer concentration; (x) our reliance on a limited number of third-party suppliers and research and development partners, our ability to manage third-party product development and obtain critical components and finished products from such suppliers on acceptable terms and of acceptable quality, and the impact of our fluctuating demand on the stability of such suppliers; (xi) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xii) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (xiii) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities; (xiv) our ability to compete effectively against companies with lower cost structures or greater resources, or more rapid development efforts, and new competitors in our target markets; (xv) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; (xvi) our ability to attract and retain qualified personnel, and to do so in a timely manner; (xvii) the impact of any type of legal inquiry, claim or dispute; (xviii) general economic conditions in the United States and in other markets in which we operate or secure products; (xix) our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xx) the possible impact on our military maritime customers and their ability to honor the timing for existing orders or place future orders due to COVID-19 breakouts amongst personnel that might impact the use of ships in service; (xxi) business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics or pandemics or other contagious outbreaks; (xxii) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xxiii) any delays we may encounter in making new products available or fulfilling customer specifications; (xxiv) any flaws or defects in our products or in the manner in which they are used or installed; (xxv) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xxvi) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxvii) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; (xxviii)our ability to maintain effective internal controls and otherwise comply with our obligations as a public company; and (xxix) our ability to regain compliance with the continued listing standards of The Nasdaq Stock Market. For additional factors that could cause our actual results to differ materially from the forward-looking statements, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
                        ###
Investor Contact:
Brett Maas
(646) 526-7331
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

brett@haydenir.com
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash	$2,574	$350
Trade accounts receivable, less allowances of $10 and $28, respectively	3,366	2,337
Inventories, net	5,259	6,168
Prepaid and other current assets	1,361	479
Total current assets	12,560	9,334

Property and equipment, net	420	389
Operating lease, right-of-use asset	923	1,289
Restructured lease, right-of-use asset	161	322
Other assets	3	405
Total assets	$14,067	$11,739

LIABILITIES
Current liabilities:
Accounts payable	3,089	1,340
Accrued liabilities	257	186
Accrued legal and professional fees	237	215
Accrued payroll and related benefits	662	360
Accrued sales commissions	76	32
Accrued restructuring	18	24
Accrued warranty reserve	230	195
Deferred revenue	105	18
Operating lease liabilities	588	550
Restructured lease liabilities	250	319
Finance lease liabilities	3	3
Warrant liability	2,928	—
Convertible notes	—	1,700
Iliad Note, net of discount and loan origination fees	192	885
PPP loan	362	—
Credit line borrowings, net of loan origination fees	2,025	715
Total current liabilities	11,022	6,542

Other liabilities	—	14
Operating lease liabilities, net of current portion	472	906
Restructured lease liabilities, net of current portion	—	168
Finance lease liabilities, net of current portion	1	4
PPP loan, net of current maturities	433	—
Iliad Note, net of current maturities	—	109
Total liabilities	11,928	7,743

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at September 30, 2020 and 2,000,000 shares (no shares designated as Series A Convertible Preferred Stock) at December 31, 2019
Issued and outstanding: 2,597,470 at September 30, 2020 and no shares outstanding at December 31, 2019	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at September 30, 2020 and 30,000,000 shares at December 31, 2019
Issued and outstanding: 3,428,268 at September 30, 2020 and 2,485,684 at December 31, 2019	—	—
Additional paid-in capital	133,062	128,873
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(130,920)	(124,874)
Total stockholders' equity	2,139	3,996
Total liabilities and stockholders' equity	$14,067	$11,739

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net sales	$5,964	$2,915	$13,082	$9,174
Cost of sales	4,588	1,887	9,331	8,157
Gross profit	1,376	1,028	3,751	1,017

Operating expenses:
Product development	401	191	996	1,035
Selling, general, and administrative	2,003	1,689	6,003	5,524
Restructuring	(16)	(19)	(44)	243
Total operating expenses	2,388	1,861	6,955	6,802
Loss from operations	(1,012)	(833)	(3,204)	(5,785)

Other expenses (income):
Interest expense	124	67	344	136
Loss on extinguishment of debt	159	—	159	—
(Gain) loss from change in fair value of warrants	(153)	—	2,274	—
Other expenses	25	46	67	144

Loss before income taxes	(1,167)	(946)	(6,048)	(6,065)
Benefit from income taxes	(2)	—	(2)	—
Net loss	$(1,165)	$(946)	$(6,046)	$(6,065)

Net loss per share - basic and diluted
Net loss	$(0.35)	$(0.38)	$(1.89)	$(2.47)

Weighted average common shares outstanding:
Basic and diluted	3,308	2,474	3,196	2,455

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows

(In thousands)
(Unaudited)	Nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(6,046)	$(6,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	140	277
Stock-based compensation	96	557
Change in fair value of warrant liabilities	2,274	—
Provision for doubtful accounts receivable	(21)	20
Provision for slow-moving and obsolete inventories	(229)	(643)
Provision for warranties	34	107
Amortization of loan discounts and origination fees	221	72
Loss on dispositions of property and equipment	—	15
Changes in operating assets and liabilities:
Accounts receivable	(1,070)	400
Inventories	1,138	1,301
Prepaid and other assets	(471)	368
Accounts payable	1,811	(2,311)
Accrued and other liabilities	453	(421)
Deferred revenue	87	(6)
Total adjustments	4,463	(264)
Net cash used in operating activities	(1,583)	(6,329)
Cash flows from investing activities:
Acquisitions of property and equipment	(171)	(57)
Net cash used in investing activities	(171)	(57)
Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	2,749	—
Proceeds from the exercise of warrants	676	—
Offering costs paid on the issuance of common stock and warrants	(474)	—
Proceeds from PPP loan	795	—
Principal payments under finance lease obligations	(3)	(2)
Proceeds from exercise of stock options and employee stock purchase plan purchases	30	—
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	(3)	(116)
Payments on the Iliad Note	(976)	—
Proceeds from convertible notes	—	1,700
Payments for Deferred Financing & Termination Fees	(320)	—
Net proceeds from (payment on) credit line borrowings - AFS	(719)	(896)
Net proceeds from (payment on) credit line borrowings - New Facilities	2,223	—
Net cash provided by financing activities	3,978	686
Effect of exchange rate changes on cash	—	(1)
Net increase (decrease) in cash and restricted cash	2,224	(5,701)
Cash and restricted cash, beginning of period	692	6,335
Cash and restricted cash, end of period	$2,916	$634

Classification of cash and restricted cash:
Cash	$2,574	$292
Restricted cash held in other assets	342	342
Cash and restricted cash	$2,916	$634

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Sales by Product
(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net sales:
Commercial	$1,456	$1,733	$4,250	$5,847
MMM products	4,508	1,182	8,832	3,327
Total net sales	$5,964	$2,915	$13,082	$9,174

Non-GAAP Measures

In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:

•Total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•Adjusted EBITDA, which we define as net income (loss) before giving effect to restructuring expenses, financing charges, income taxes, non-cash depreciation and amortization, stock compensation, incentive compensation, and change in fair value of warrant liability; and
•Adjusted gross margins, which we define as our gross profit margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements that do not reflect current period inventory decisions.

We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	As of
(in thousands)	September 30, 2020	June 30, 2020	September 30, 2019
Total borrowing capacity under credit facilities	$4,577	$2,566	$2,517
Less: Credit line borrowings, gross*	(2,290)	(1,397)	(1,328)
Excess availability under credit facilities**	2,287	1,169	1,189
Cash	2,574	2,727	634
Total availability	$4,861	$3,896	$1,823
*Does not reflect debt financing costs of $199, $66 and $75 as of September 30, 2020, June 30, 2020 and September 30, 2019, respectively.
**Represents the difference between the maximum borrowing capacity under the credit facilities and actual borrowings.

	Three Months Ended
(in thousands)	September 30, 2020	June 30, 2020	September 30, 2019
Net loss	$(1,165)	$(4,340)	$(946)
Restructuring (recovery)	(16)	(14)	(19)
Net loss, excluding restructuring	(1,181)	(4,354)	(965)
Interest expense	124	87	67
Loss on extinguishment of debt	159	—	—
Income tax benefit	(2)	—	—
Depreciation	48	46	77
Stock-based compensation	35	41	34
Change in fair value of warrant liability	(153)	3,300	—
Other incentive compensation	52	134	—
Adjusted EBITDA	$(918)	$(746)	$(787)

	Three Months Ended
(in thousands)	September 30, 2020		June 30, 2020		September 30, 2019
	($)	(%)	($)	(%)	($)	(%)
Net sales	$5,964		$3,335		$2,915
Reported gross profit	1,376	23.1%	1,343	40.3%	1,028	35.3%
E&O, in-transit and net realizable value inventory reserve changes	90	1.5%	(241)	(7.2)%	(340)	(11.7)%
Adjusted gross margin	$1,466	24.6%	$1,102	33.0%	$688	23.6%

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877